EXHIBIT 99.1

Interactive Brokers Group to Move Stock Listing to Nasdaq

GREENWICH, CT - September 23, 2019 - Interactive Brokers Group, Inc. (IEX: IBKR), an automated global electronic broker, today announced that it will move the listing of its shares to Nasdaq. The Company expects its common stock will begin trading on the Nasdaq Global Select Market on October 7, 2019, and that its shares will continue to trade under the ticker symbol “IBKR”.

“Last year, we switched to IEX because we believed that their advanced exchange model, including their mid-price orders and crumbling order algorithms, provided the opportunity for substantially better execution prices for orders routed there. We hoped that we would be followed by other listings and, as the exchange gained greater volume, the public investing in those shares would benefit,” said Thomas Peterffy, Chairman and Founder of Interactive Brokers. “Unfortunately, IEX exchange could not gain more listings and there were fewer market-makers trading our stock on IEX than on Nasdaq. We gave it a year and we tried our best, but we now have to accept that, in spite of our good intentions, returning to Nasdaq will be best for our shareholders.”

“We are proud to welcome Interactive Brokers back to Nasdaq’s family of the world’s largest and most innovative companies,” said Adena Friedman, President and CEO of Nasdaq. “Rejoining Nasdaq will give Interactive Brokers exposure to the leading indexes in the investment community, insights from our proprietary Market Intelligence Desk, and access to our unparalleled marketing assets. We look forward to working with and supporting Interactive Brokers as it continues to grow.”

“We appreciated Interactive Brokers being our first listed company. I have great respect for Thomas and Interactive Brokers,” said Brad Katsuyama, Co-Founder and CEO of IEX. “In discussions with Thomas, I came to the conclusion that listings is not a core part of IEX’s business and we will exit listings after IBKR leaves to focus on higher growth opportunities.”

About Interactive Brokers Group, Inc.:

About Interactive Brokers Group, Inc.: Interactive Brokers Group affiliates provide automated trade execution and custody of securities, commodities and foreign exchange around the clock on over 125 markets in numerous countries and currencies, from a single IBKR Integrated Investment Account to clients worldwide. We service individual investors, hedge funds, proprietary trading groups, financial advisors and introducing brokers. Our four decades of focus on technology and automation has enabled us to equip our clients with a uniquely sophisticated platform to manage their investment portfolios at the lowest cost according to Barron’s Best Online Brokers review, February 25, 2019. We strive to provide our clients with advantageous execution prices and trading, risk and portfolio management tools, research facilities and investment products, all at low or no cost, positioning them to achieve superior returns on investments.

For Interactive Brokers Group, Inc. Investors: Nancy Stuebe, 203-618-4070 or Media: Kalen Holliday, 203-913-1369.